Exhibit 99.1

IMMEDIATE NEWS RELEASE

SCHMITT INDUSTRIES REACHES AGREEMENT

TO SELL SBS BUSINESS LINE FOR $10.5M

•	STRATEGIC SALE TO TOSEI ENGINEERING CORP
•	PURCHASE PRICE OF $10.5 MILLION IN CASH
•	TOSEI LEASES SCHMITT’S 28TH STREET PROPERTY FOR 10-YEARS
•	30-DAY GO SHOP PERIOD

October 10, 2019	NASDAQ: SMIT

Portland, Oregon, – Schmitt Industries, Inc. (“Schmitt”) (NASDAQ: SMIT) today announced that it has entered into a definitive agreement to sell its Schmitt Dynamic Balance Systems (“SBS”) business line to Tosei Engineering Corp. and Tosei America, Inc. (collectively “Tosei”), for a purchase price of $10.5 million in cash, subject to customary closing adjustments. The transaction, which was approved by Schmitt’s Board of Directors, is expected to close in the fourth quarter of calendar year 2019 following a 30-day go shop period.

Michael Zapata, Chairman and CEO of Schmitt, commented, “This transaction is the result of the management team’s focused work to show the potential of the SBS business line. I’m proud of the Schmitt team and what we’ve accomplished in a short period of time and I am confident that Tosei is the best strategic partner to maximize the SBS business line’s performance to continue supporting SBS customers. Tosei is a market leader in the machine tool market, and the combined entity will feature one of the deepest product portfolios in the grinding industry to go along with SBS’s superior quality and service.”

About Schmitt Industries

Schmitt Industries, Inc., founded in 1987, designs, manufactures and sells high precision test and measurement products, solutions and services through our SBS®, Acuity® and Xact® product lines.

About Tosei Engineering Corp.

Tosei Engineering Corp., a 100% owned subsidiary of Tokyo Seimitsu Co., Ltd., established in 1949 and headquartered in Japan, designs, manufactures and sells semiconductor manufacturing equipment and measuring products under the corporate brand of ACCRETECH worldwide.

FORWARD-LOOKING STATEMENTS

This document may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. A complete discussion of the risks and uncertainties that may affect Schmitt’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to Schmitt’s SEC filings, including, but not limited to, its Forms 10-K, 10-Q and 8-K.

The forward-looking statements in this release speak only as of the date on which they were made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

For more information contact:	Michael R. Zapata, Chairman and Chief Executive Officer
(503) 227-7908 or visit our web site at www.schmitt-ind.com